EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Scientific Games Corporation 2003 Incentive Compensation Plan of our report dated February 27, 2009, with respect to the balance sheets of Consorzio Lotterie Nazionali as of December 31, 2008 and 2007, and the related statements of income, changes in equity and cash flows for the years then ended, prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, included in the Annual Report (Form 10-K) of Scientific Games Corporation for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy
August 5, 2009